UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-A/A

Amendment No. 3

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) OR 12(g) of

the Securities Exchange Act of 1934

SIGNATURE GROUP HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-3783818
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

15303 Ventura Boulevard, Suite 1600 Sherman Oaks, CA	91403
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:

N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Rights to Purchase Series A Junior Participating Preferred Stock

(pursuant to Rights Agreement, dated as of October 23, 2007, as amended)

(Title of class)

Signature Group Holdings, Inc., a Delaware corporation (the “Registrant”) hereby amends the following items, exhibits or other portions of its Form 8-A filed with the Securities and Exchange Commission on October 24, 2007, as amended prior to the date hereof, as set forth below.1

This Amendment No. 3 to Form 8-A is being filed by Signature Group Holdings, Inc., a Delaware corporation (“Holdings” or the “Registrant”), which is the successor to Signature Group Holdings, Inc., a Nevada corporation (“Signature Nevada”), following a statutory merger effective on January 2, 2014 (the “Merger”) effected for the purpose of changing Signature Nevada’s state of incorporation to Delaware.

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A filed by the Company on October 24, 2007, as amended prior to the date hereof, is hereby amended and supplemented by adding the following:

On January 2, 2014, Signature Nevada completed its reincorporation pursuant to an Agreement and Plan of Merger, dated November 25, 2013 (the “Merger Agreement”), among Signature Nevada, Holdings and SGH Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Holdings (“Merger Sub”). The Merger Agreement provided for the merger of Signature Nevada with and into Merger Sub, with Merger Sub continuing as the surviving entity and as a wholly owned subsidiary of Holdings, and the conversion of each share of common stock, par value $0.01 per share of Signature Nevada (other than shares held by stockholders who properly exercise dissenters’ rights) into one share of common stock, par value $0.001 per share, of Holdings.

In connection with the merger, Holdings assumed the rights and obligations of Signature Nevada under the Rights Agreement, dated October 23, 2007, between the Company and Mellon Investor Services LLC, as Rights Agent, as amended, pursuant to a Rights Agreement Amendment and Assignment, dated January 2, 2014 (the “Assignment Agreement”), between Signature Nevada and Computershare Inc. ( as successor to Mellon Investor Services LLC), as Rights Agent. The Assignment Agreement is included as Exhibit 4.3 hereto and incorporated herein by reference.

Item 2. Exhibits.

Exhibit Number	Description

4.1	Rights Agreement, dated as of October 23, 2007, by and between the Registrant (as successor to Signature Group Holdings, Inc., a Nevada corporation (“Signature Nevada”)) and Computershare Inc. (as successor in interest to Mellon Investor Services LLC), as Rights Agent, including the Form of Certificate of Designation attached as Exhibit A thereto, the Form of Rights Certificate attached as Exhibit B thereto and the Summary of Rights to Purchase Preferred Stock attached as Exhibit C thereto (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Signature Nevada with the Securities and Exchange Commission on October 24, 2007).

4.2	First Amendment to the Rights Agreement, dated as of July 28, 2011 between the Registrant (as successor to Signature Nevada) and Computershare Inc. (as successor to Mellon Investor Services LLC) as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Signature Nevada with the Securities and Exchange Commission on August 3, 2011).

4.3	Rights Agreement Amendment and Assignment, dated January 2, 2014, between Signature Nevada and Computershare Inc. ( as successor to Mellon Investor Services LLC), as Rights Agent, including the Form of Certificate of Designation attached as Annex A thereto (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on January 2, 2014).

[1]	The Company’s initial Form 8-A was filed as a Form 8-A12B since the Company’s Common Stock was registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Company’s Common Stock was listed on a national securities exchange. However, at this time, the Company’s Common Stock is registered pursuant to Section 12(g) of the Exchange Act as it is not listed on a national securities exchange.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SIGNATURE GROUP HOLDINGS, INC.
(Registrant)

By:	/s/ Chris Manderson
Name:	Chris Manderson
Title:	Executive Vice President, General Counsel and Secretary

Dated: January 2, 2014

EXHIBIT INDEX

Exhibit Number	Description

4.1	Rights Agreement, dated as of October 23, 2007, by and between the Registrant (as successor to Signature Group Holdings, Inc., a Nevada corporation (“Signature Nevada”)) and Computershare Inc. (as successor in interest to Mellon Investor Services LLC), as Rights Agent, including the Form of Certificate of Designation attached as Exhibit A thereto, the Form of Rights Certificate attached as Exhibit B thereto and the Summary of Rights to Purchase Preferred Stock attached as Exhibit C thereto (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Signature Nevada with the Securities and Exchange Commission on October 24, 2007).

4.2	First Amendment to the Rights Agreement, dated as of July 28, 2011 between the Registrant (as successor to Signature Nevada) and Computershare Inc. (as successor to Mellon Investor Services LLC) as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Signature Nevada with the Securities and Exchange Commission on August 3, 2011).

4.3	Rights Agreement Amendment and Assignment, dated January 2, 2014, between the Registrant (as successor to Signature Nevada) and Computershare Inc. ( as successor to Mellon Investor Services LLC), as Rights Agent (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on January 2, 2014).